As filed with the Securities and Exchange Commission on February 16, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIVUS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3136179
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1172 CASTRO STREET
MOUNTAIN VIEW, CA  94040

(Address of principal executive offices)

2001 STOCK OPTION PLAN, AS AMENDED

(Full title of the plan)

Leland F. Wilson

Chief Executive Officer

VIVUS, Inc.

1172 Castro Street

Mountain View, CA 94040

(650) 934-5200

(Name , address, and telephone number, including are code, of agent for service)

Copy to:

John Slebir, Esq.

General Counsel

VIVUS, Inc.

1172 Castro Street

Mountain View, CA 94040

(650) 934-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,000,000 shares	(1)	$8.45	(2)	$8,450,000	$602.49

(1) Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the VIVUS, Inc. 2001 Stock Option Plan, as amended (the “2001 Plan”), on January 1, 2010 pursuant to an “evergreen” provision contained in the 2001 Plan. Pursuant to such provision, on January 1, from 2003 until 2011, the number of shares authorized for issuance under the 2001 Plan is automatically increased by a number equal to the lesser of: 1,000,000 shares of Common Stock; two and one-half percent of the number of shares of Common Stock outstanding on such date; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(2) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $8.45 per share, which represents the average of the high and low prices reported on the NASDAQ Global Market on February 12, 2010.

Statement Under General Instruction E
Registration of Additional Securities

This Registration Statement registers additional shares of VIVUS, Inc.’s Common Stock to be issued pursuant to the VIVUS, Inc. 2001 Stock Option Plan, as amended.  Unless noted herein, the contents of VIVUS, Inc.’s Form S-8 Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2001 (File No. 333-73394) are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by VIVUS, Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

(a)          The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on March 11, 2009 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including portions of the Registrant’s Proxy Statement for the 2009 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein.

(b)         The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009 filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on May 11, 2009, July 31, 2009 and November 4, 2009, respectively.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2009, January 13, 2009, January 29, 2009, February 3, 2009, February 11, 2009, March 9, 2009, March 11, 2009, March 19, 2009, April 9, 2009, May 11, 2009, July 15, 2009, August 11, 2009, August 17, 2009, September 3, 2009, September 8, 2009, September 9, 2009 (both of the Current Reports on Form 8-K filed on that day), September 14, 2009, September 18, 2009, October 26, 2009, November 2, 2009, November 3, 2009, November 6, 2009, November 13, 2009, November 17, 2009, November 18, 2009, November 24, 2009, December 29, 2009, January 7, 2010, January 12, 2010 and January 26, 2010 (except that any reports or portions thereof which are furnished and not filed shall not be deemed incorporated by reference in this Registration Statement).

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 24, 1994 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

John Slebir, an attorney at Wilson Sonsini Goodrich & Rosati (“WSGR”), also serves as the Registrant’s General Counsel and Assistant Secretary.  Mr. Slebir holds an option to purchase 10,000 shares of the Registrant’s Common Stock.  WSGR is giving an opinion upon the validity of the shares being registered.

Item 8.  Exhibits.

Exhibit Number		Description
4.1	(1)	2001 Stock Option Plan, as amended.
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1		Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
24.1		Power of Attorney (see page II-5).

(1)          Incorporated by reference to exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed on July 13, 2006.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 16th day of February, 2010.

VIVUS, INC.

By:	/s/ Timothy E. Morris
Timothy E. Morris
Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Leland F. Wilson and Timothy E. Morris, and each one of them individually, as his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leland F. Wilson	Chief Executive Officer and Director	February 16, 2010
Leland F. Wilson	(Principal Executive Officer)

/s/ Timothy E. Morris	Vice President of Finance and Chief Financial Officer	February 16, 2010
Timothy E. Morris	(Principal Financial Officer)

/s/ Lee B. Perry	Vice President and Chief Accounting Officer	February 16, 2010
Lee B. Perry	(Principal Accounting Officer)

/s/ Peter Y. Tam	President and Director	February 16, 2010
Peter Y. Tam

/s/ Mark B. Logan	Chairman of the Board	February 16, 2010
Mark B. Logan

/s/ Charles J. Casamento	Director	February 16, 2010
Charles J. Casamento

Signature	Title	Date

/s/ Virgil A. Place	Director	February 16, 2010
Virgil A. Place

/s/ Linda M. Dairiki Shortliffe, M.D.	Director	February 16, 2010
Linda M. Dairiki Shortliffe, M. D.

/s/ Graham Strachan	Director	February 15, 2010
Graham Strachan

INDEX TO EXHIBITS

Exhibit Number		Description
4.1	(1)	2001 Stock Option Plan, as amended.
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1		Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
24.1		Power of Attorney (see page II-5).

(1)   Incorporated by reference to exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed on July 13, 2006.